Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock ETF Trust of our report dated February 24, 2025, relating to the financial statements and financial highlights of iShares Advantage Large Cap Income ETF, which appears in BlackRock ETF Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 24, 2025